Exhibit 99.2

For Immediate Release

Harmonic Announces Stock-Repurchase Program

SAN JOSE, Calif.—April 24, 2012—Harmonic Inc. (NASDAQ: HLIT), a global leader in video infrastructure solutions, today announced that its board of directors has approved the repurchase of up to $25 million of the company’s common stock.

This stock repurchase program authorizes the purchase of $25 million of the company’s common stock through open market transactions, at times and in such amounts as management deems appropriate, subject to certain pre-determined price/volume guidelines set, from time to time, by the board of directors. The timing and actual number of shares repurchased will depend on a variety of factors, including price, corporate and regulatory requirements, strategic priorities, and other market conditions. The stock repurchase program expires in 18 months and may be limited or terminated at any time before the end of the period without any prior notice. The purchases will be funded from available working capital.

The company held $168.5 million in cash and investments as of March 30, 2012. As of April 23, 2012, there were approximately 117.6 million shares of common stock outstanding.

About Harmonic Inc.

Harmonic Inc. (NASDAQ: HLIT) provides infrastructure that powers the video economy. The Company enables content and service providers to efficiently create, prepare, and deliver differentiated video services for television and new media platforms. More information is available at www.harmonicinc.com.

Legal Notice Regarding Forward Looking Statements

The foregoing paragraphs contain forward-looking statements about Harmonic’s common stock repurchase program, including the maximum dollar amount of common stock that may be purchased under the program, how the purchases will be funded and how the Company may affect the repurchases. The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict, including, but not limited to, changes in the market price of the company’s common stock and changes in the company’s financial results, financial condition and cash requirements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Harmonic undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

EDITOR’S NOTE – Product and company names used herein are trademarks or registered trademarks of their respective owners.

CONTACTS:

Carolyn V. Aver Chief Financial Officer Harmonic Inc. +1. 408.542.2500	Michael Newman Investor Relations for Harmonic Inc. StreetConnect +1.206.542.2760